EXHIBIT 23D


                          Independent Auditors' Consent



The Board of Directors
Hennessy Advisors, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Hennessy Advisors, Inc. of our report dated November 2, 2001, with respect to the balance sheet of Hennessy Management Co. 2, L.P. as of September 30, 2001 and the related statements of operations, changes in partners' capital, and cash flows for the year then ended, which report appears in the November 21, 2002, registration statement (No. 333-66970) on Form SB-2 filed by Hennessy Advisors, Inc.


                                  /s/ KPMG LLP


San Francisco, California
August 14, 2002